Exhibit 99.1

Zedge Announces Second Quarter Fiscal 2020 Results

Net Income of $100 thousand, first quarterly operating profit since the first quarter of fiscal 2017

Paid Subscribers increased 51% from Q1 to 300 thousand, generating gross revenue of $1.35 million since January 2019 launch

New York, NY – March 11, 2020: Zedge, Inc. (NYSE AMERICAN: ZDGE) today announced results for the second quarter of its fiscal year 2020, the three months ended January 31, 2020.

Second Quarter FY 2020 Operational and Financial Highlights

(Results are for the 2nd quarter of FY 2020 and are compared to the 2nd quarter of FY 2019 except where otherwise noted.)

■	MAU (Monthly Active Users) for the last 30 days of the quarter decreased 6.5% to 34.3 million from 36.7 million in the comparable period of 2019; MAU declined 20.9% in well-developed markets and grew 2.6% in emerging markets; On a sequential quarterly basis, MAU increased 15.5% with MAU in developed markets and emerging markets growing by 12.4% and 17.0%, respectively;

■	Total installs through January 31, 2020 increased 15.2% to 423.9 million from 367.9 million;

■	Revenue increased 2.8% to $2.64 million from $2.57 million;

■	Paid subscribers increased 51.4% sequentially to 300 thousand;

■	Average revenue per MAU derived from our apps (ARPMAU) increased 21.0% to $0.0262 from $0.0217;

■	Selling, General and Administration (SG&A) expense decreased 12.4% to $1.89 million from $2.16 million in the year ago quarter and 2.6% from $1.95 million in the prior sequential quarter, primarily attributable to reductions in net compensation costs and discretionary expenses offset by higher marketing costs associated with the approximate 30% fee we pay to Google for paid subscribers, severance payments and content acquisition expense associated with ‘Shortz’;

■	Income from operations during the quarter was $79 thousand, compared to losses of $245 thousand a year ago and $745 thousand last quarter, after accounting for depreciation and amortization of $363 thousand in current quarter, $328 thousand in a year ago quarter and $505 thousand last quarter;

■	Zedge Premium GTV, or gross transaction value - that is the total sales volume transacting through the platform - increased to $198 thousand from $118 thousand a year ago and $192 thousand last quarter;

■	For the quarter, cash flow provided by operating activities was $573 thousand – an improvement of $958 thousand compared to the same period last year and of $221 thousand when compared to last quarter;

■	On February 5, 2020 Zedge closed a registered direct offering of 1,734,459 shares of its Class B common stock for gross proceeds of $2.25 million;

■	Net income per share of $0.01 compared to losses of $0.02 and $0.08 in the year-ago and prior quarters, respectively; and

■	Zedge completed the beta launch of ‘Shortz’ its new entertainment app offering serialized, short-form fiction delivered in a text-message format across both Android and iOS, focusing on users in the United States, the United Kingdom and Canada. Although early in the maturation of this product, it is meeting our target goals for key performance indicators such as conversion rate and revenue per user.

Management Remarks

“Zedge continues making solid strides toward becoming cashflow positive and establishing itself as a force across new verticals beyond its leadership position in the world of mobile phone personalization,” said Elliot Gibber, Interim CEO. “The initial data from Shortz, our new entertainment app offering serialized, short-form fiction delivered in a text-message format, is in range with our expectations. Conversions, that is users signing up for a paid Shortz subscription and average revenue per user, are where we had projected them to be. We have barely scratched the surface with where we would like to go with this offering. We are focused on a wide array of initiatives, including improving the core user experience, introducing engagement and retention mechanisms, testing high quality audio renditions of the content, and optimizing the user acquisition funnel. Turning to our flagship app, we witnessed another quarter of impressive growth, reaching 300 thousand paying subscribers at the end of Q2. Given the launch of our subscription service in January of 2019, we are early on in the annual renewal cycle, however, renewal rates are tracking above 40% demonstrating the large number of users that like our service. We are improving our marketing capabilities focused on optimizing these renewals.”

“Q2 was a solid quarter for Zedge with customer and revenue growth, lower SG&A and an improvement in cash flow from operations,” said Jonathan Reich, CFO and COO of Zedge. “Net income was $100 thousand, the first positive quarter we have reported since the first quarter of fiscal 2017, reversing 12 consecutive quarterly losses. Furthermore, we are excited about raising $2.25 million via the registered direct offering that closed in early February, with participation from both new and existing investors. It’s important to underscore that our expectations take into account expenses associated with the Shortz beta and the understanding that it will take time to tune the product to the point where it’s ready for growth marketing and meaningful revenue contribution. Although users in well-developed markets declined on an annual basis, Q2 was the first sequential quarter since Q2 fiscal 2018 where we experienced MAU growth across all regions. While likely impacted by the drop in MAU in Q1 due to the Google suspension, we are encouraged by this positive development. Furthermore, revenues improved and costs continued to decline.

Financial Results by Quarter (USD in thousands, other than Loss per Share and ARPMAU)

	Q2	Q2			Q2	Q1
	FY ’20	FY ’19	DELTA	% Change	FY ’20	FY ’20	DELTA	% Change
Revenue	$2,644	$2,573	$71	2.8%	$2,644	$2,033	$611	30.1%
Direct Cost of Revenue	$308	$328	$(20)	-6.1%	$308	$328	$(20)	-6.1%
Total SG&A	$1,894	$2,162	$(268)	-12.4%	$1,894	$1,945	$(51)	-2.6%
Depreciation & Amortization	$363	$328	$35	10.7%	$363	$505	$(142)	-28.1%
Income (Loss) from Operations	$79	$(245)	$324	nm	$79	$(745)	$824	nm
Net Gain/(Loss) from FX & Other	$22	$3	$19	633.3%	$22	$(56)	$78	nm
Provision for (benefit from) income taxes	$1	$(2)	$3	nm	$1	$0	$1	nm
Net Income (Loss)	$100	$(240)	$340	nm	$100	$(801)	$901	nm
Income (Loss) Per Share	$0.01	$(0.02)	$0.03	nm	$0.01	$(0.08)	$0.09	nm
Total Current Assets Less Total Current Liabilities	$1,202	$2,867	$(1,665)	-58.1%	$1,202	$484	$718	148.3%
MAU (Million)	34.3	36.7	(2.4)	-6.5%	34.3	29.7	4.6	15.5%
Total Installs (Million)	423.9	367.9	56.0	15.2%	423.9	409.0	14.9	3.6%
ARPMAU*	$0.0262	$0.0217	$0.0045	21.0%	$0.0262	$0.0210	$0.0052	24.8%

nm—not meaningful

*ARPMAU for Q2 fiscal 2019 was revised to include Zedge Premium revenue.

Earnings Announcement and Supplemental Information

Zedge’s earnings release will be filed on Form 8-K and posted on the Zedge investor relations website (http://investor.zedge.net) at approximately 4:10PM Eastern.

Zedge’s management will host an earnings conference call beginning at 4:30PM Eastern.  Management’s presentation of the results, outlook and strategy will be followed by Q&A with investors.

To participate in the call, please dial Toll Free: 844-602-0380 or International: 862-298-0970 at least five minutes before the 4:30PM Eastern start and ask for the Zedge earnings conference call.

The call will also be webcast through the following link: (through 6/11/20)

https://www.webcaster4.com/Webcast/Page/2205/33064

Following the call and continuing through 3/18/20, a call replay will be available by dialing Toll Free: 877-481-4010 or International: 919-882-2331 and entering the replay access code: 58737

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge offers a state-of-the-art digital publishing platform that powers our consumer-facing app availing users with a host of digital content – wallpapers, video wallpapers, ringtones, and stickers. We are evolving by developing new apps run on top of our publishing platform and generally focus on the entertainment vertical. Our creators are amateur and professional artists as well as new and major brands who can easily launch a virtual storefront in Zedge where they can market and sell their content to our user base. Our app has been downloaded more than 420 million times, has more than 34 million monthly active users and has consistently been ranked as one of the most popular free apps in Google Play in the US.

Contact:

Jonathan Reich

ir@zedge.net

ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value data)

(Unaudited)

	January 31,	July 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$2,252	$1,609
Trade accounts receivable, net of allowance for doubtful accounts of $0 at January 31, 2020 and July 31, 2019	1,032	1,133
Prepaid expenses	175	380
Other current assets	66	103
Total current assets	3,525	3,225
Property and equipment, net	2,941	3,396
Goodwill	2,164	2,266
Other assets	530	120
Total assets	$9,160	$9,007
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$310	$217
Insurance premium loan payable	63	141
Accrued expenses and other current liabilities	1,094	1,172
Deferred revenues	856	517
Total current liabilities	2,323	2,047
Other liabilities	183	-
Total liabilities	2,506	2,047
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at January 31, 2020 and July 31, 2019	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 9,980 shares issued, and 9,940 shares outstanding at January 31, 2020 and 9,876 shares issued and 9,854 ouststanding at July 31, 2019	100	99
Additional paid-in capital	23,705	23,131
Accumulated other comprehensive loss	(1,136)	(985)
Accumulated deficit	(15,944)	(15,243)
Treasury stock, 40 shares at January 31, 2020 and 22 shares at July 31, 2019, at cost	(76)	(47)
Total stockholders’ equity	6,654	6,960
Total liabilities and stockholders’ equity	$9,160	$9,007

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except par value data)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2020	2019	2020	2019

Revenues	$2,644	$2,573	$4,677	$4,954
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	308	328	636	678
Selling, general and administrative	1,894	2,162	3,839	4,471
Depreciation and amortization	362	328	868	631
Income (loss) from operations	80	(245)	(666)	(826)
Interest and other income	4	38	5	45
Net gain (loss) resulting from foreign exchange transactions	17	(35)	(39)	(164)
Income (loss) before income taxes	101	(242)	(700)	(945)
Provision for (benefit from) income taxes	1	(2)	1	1
Net income (loss)	100	(240)	(701)	(946)
Other comprehensive loss:
Changes in foreign currency translation adjustment	(8)	-	(151)	(131)
Total other comprehensive loss	(8)	-	(151)	(131)
Total comprehensive income (loss)	$92	$(240)	$(852)	$(1,077)
Income (loss) per share attributable to Zedge, Inc. common stockholders:
Basic	$0.01	$(0.02)	$(0.07)	$(0.09)
Diluted	$0.01	$(0.02)	$(0.07)	$(0.09)
Weighted-average number of shares used in calculation of income (loss) per share:
Basic	10,229	10,051	10,212	10,038
Diluted	10,615	10,051	10,212	10,038

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

(Unaudited)

	Six Months Ended
	January 31,
	2020	2019

Operating activities
Net loss	$(701)	$(946)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	868	631
Stock-based compensation	296	331
Change in assets and liabilities:
Trade accounts receivable	102	420
Prepaid expenses and other current assets	243	207
Other assets	(13)	-
Trade accounts payable and accrued expenses	(208)	(106)
Due to IDT Corporation	-	(1)
Deferred revenues	338	-
Net cash provided by operating activities	925	536
Investing activities
Capitalized software and technology development costs and purchase of equipment	(417)	(916)
Investment in privately-held company	-	(250)
Net cash used in investing activities	(417)	(1,166)
Financing activities
Proceeds from sales of Class B Common Stock	275	-
Repayment of insurance premium loan payable	(78)	-
Proceeds from exercise of stock options	4	-
Purchase of treasury stock in connection with restricted stock vesting	(29)	(31)
Net cash provided by (used in) financing activities	172	(31)
Effect of exchange rate changes on cash and cash equivalents	(37)	(43)
Net increase (decrease) in cash and cash equivalents	643	(704)
Cash and cash equivalents at beginning of period	1,609	3,408
Cash and cash equivalents at end of period	$2,252	$2,704

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest expenses	$2	$-
Cash payments made for income taxes	$1	$-